Exhibit 10.1

NOTE:  CONFIDENTIAL TREATMENT HAS BEEN OBTAINED OR REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT.  WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

1/28/05

DISTRIBUTOR AGREEMENT

DANISH DERMATOLOGIC DEVELOPMENT

Territory: USA

TABLE OF CONTENTS

SECTION I:
APPOINTMENT, TERRITORY, TERM AND SCOPE

A.	Appointment of Distributor
B.	Territory
C.	Term and Scope
D.	Previous Agreements

SECTION II:
DISTRIBUTOR RESPONSIBILITIES

SECTION III:
PRINCIPAL’S RESPONSIBILITY

SECTION IV:
TERMS AND CONDITIONS OF SALE AND PRODUCT WARRANTIES

SECTION V:
PRODUCT, PRICES AND PAYMENTS

SECTION VI:
GENERAL CONDITIONS AND DISTRIBUTION

A.	Principal Trade Names and Trademarks
B.	Product Changes
C.	Private Information
D.	Export Controls
E.	Relationship of Parties and Controlling Laws
F.	Limitation of Liability
G.	Termination
H.	Renewal
I.	Failure to Enforce
J.	Notices
K.	Execution and Modification

INTERNATIONAL DISTRIBUTOR AGREEMENT

FOR PRODUCTS OF DDD

SECTION I

APPOINTMENT, TERRITORY, TERM AND SCOPE

A.            Appointment of Distributor

DDD, Danish Dermatologic Development A/S, a corporation organized and existing under the laws of Denmark (hereinafter called “Principal”), having a principal place of business at Agern Alle 11, DK-2970 Hoersholm, Denmark, hereby appoints Candela Corporation, having its principal office and place of business and situated at 530 Boston Post Road, Wayland, MA 01778-1886, USA , (hereinafter called the “Distributor”) an authorized exclusive Distributor for the Principal’s Products (hereinafter called the “Products”) described in Appendix A. All other products of Principal not described in Appendix A are not a part of this Agreement and may be distributed by Principal in Territory by whatever means or manner Principal, in its sole discretion, considers in its best interest.

B.            Territory

The geographical area (hereinafter called the “Territory”) in which the Distributor is authorized to resell on an exclusive basis is the USA.

C.            Term and Scope

This Agreement is effective from 28 January 2005 to 31 January 2008, unless sooner terminated as hereafter provided. This Agreement consists of this document and attached Appendices and constitutes the agreement in its entirety.

D.            Previous Agreements

This agreement replaces all previous agreements and contracts between Distributor and Principal regarding the above mentioned Territory.

SECTION II

DISTRIBUTOR RESPONSIBILITIES

The Distributor hereby agrees to:

1.                                       Use commercially reasonable efforts to promote and sell Principal’s Products (“Products”) in the Territory and to achieve the sales goal mutually agreed to in Appendix D.

2.                                       Not manufacture nor deal in any IPL products in the territory which Principal may reasonably consider to be competitive with the Products during the term of this Agreement.

3.                                       Establish an organizational structure and method of operation which Principal will accept as being adequate for the maintenance and further expansion of its market position.

4.                                       Establish or sub-contract a service organization adequate and competent to furnish technical advice, service and service contracts

5.                                       Principal will place a consignment stock of spare parts at Distributor and the Distributor FSE’s trunk stock to adequately service Products.  Parts used for repair of out-of-warranty products will be invoiced by Principal. Distributor will ship back all defective in-warranty parts to Principal unless otherwise agreed on a case by case basis. Principal agrees to waive the requirement for returns for re-curring problems on non-refurb warranty parts. Distributor may return to Principal parts that have been purchased and replaced out of warranty. Distributor may purchase such repaired parts at reduced prices. Appendix F to this agreement lists the critical parts to be returned to Prinicipal for repair. The timing and minimum quantities of these parts that must be returned must be agreed to minimize shipping costs.

6.                                       Exhibit at and provide personnel for trade shows in the Territory that relate to the Products. Trade shows exclusive to Territory are Distributor responsibility.

7.                                       Use commercially reasonable efforts to:

a.                                       Maintain and repair, at competitive service rates charged to end users, Products in the Territory (whether or not sold by Distributor), as requested by such end users, and

b.                                      Generally provide adequate customer service to keep users of Products in the Territory satisfied.

8.                                       At Principal’s request, provide Principal a complete list of IPL products distributed by Distributor.

9.                                       Notify Principal promptly, if unable to perform maintenance or repair service on any of Principal’s Products in the Territory.  Principal shall have have the right to carry out service if prior agreement is reached with Distributor and documented in

writing.   The services must be completed while in the company of Distributor’s service rep.

10.                                 Advise Principal of the end user on each order placed.

11.                                 Submit names of competitors’ customers as discovered.

12.                                 Maintain adequate technical level of personnel by attending, at Distributor’s cost, product training sessions conducted by Principal. Minimum technical personnel requirements are specified in Appendix C. Distributor shall complete and return to Principal every 90 days, a system generated summary installation report from the Candela ISR system that lists every new system installed by Distributor.

13.                                 Distributor will submit to Principal changes in original advertising and promotional material for review by Principal. Principal will furnish the operators manual in English language.

14.                                 Distributor will not, without the prior written consent of Principal, appoint a sub-distributor or service contractor.

15.                                 The Distributor shall not seek customers for the Products, nor establish any branch or maintain any distribution depot in relation to the Products, outside the Territory. Furthermore, the Distributor is not allowed to offer, sell or install products outside the Territory.

16.                                 Distributor will, at Principal´s request, provide sales forecasts. (See Appendix D.)

SECTION III

PRINCIPAL’S RESPONSIBILITY

The Principal hereby agrees to:

1.                                       Use reasonable efforts to furnish to Distributor, on terms to be agreed upon by both parties, sales promotion materials such as catalogs, specification sheets, suggested price lists and demonstration software which shall be used by Distributor only for purposes of this Agreement. All such materials shall remain Principal’s property, unless otherwise agreed.

2.                                       Provide replacement spare parts for Principal’s Products at no charge to Distributor in connection with any repair or maintenance service performed by Distributor during the manufacturer’s warranty period.

3.                                       Not appoint any other Distributor in the Territory.

4.                                       For twelve (12) months from its date of installation by Distributor,  Principal warrants each respective product and all other parts (for example service spare parts) delivered by Principal to be free from defects.  The installation date of record will be the quarterly ISR report from the distributor to the Principal.

During the warranty period specified above, in-warranty defective product(s) listed in Appendix F will be returned to Principal´s facility with transportation charges paid by Distributor. Items under warranty will be repaired or replaced at no cost to Distributor. Transportation charges for repaired or replacement items that are returned to Distributor will be paid by Principal.

SECTION IV

TERMS AND CONDITIONS OF SALE AND PRODUCT WARRANTIES

A.                                   All orders placed by Distributor hereunder shall be in writing, and shall be subject to approval and acceptance in writing by Principal within 24 hours of receipt.

B.                                     All sales by Principal to Distributor hereunder shall be subject to the provisions of this Agreement and to the provisions of the applicable “Product Warranties” attached (Appendix E) hereto and made a part hereof, and any subsequent modification of said Product Warranties provided, however, that such modifications shall not be inconsistent with the other provisions of this Agreement, and shall be effective only upon thirty (30) days’ notice to Distributor; and any provisions of any purchase order placed by the Distributor which is inconsistent hereafter shall be null and void unless accepted by the Principal in writing.

C.            Delivery terms from Principal to Distributor are Ex Works (FOB Plant).

SECTION V

PRODUCT, PRICES AND PAYMENTS

A.                                   Except as otherwise agreed to by the parties in writing, the price to Distributor for all Principal’s Products, spare parts and installation equipment sold by Principal to Distributor hereunder shall be as described in Appendices A and B attached hereto and made part hereof. Principal shall provide Distributor six (6) months advance notice of any change in list prices and shall honor old prices for orders already placed up to sixty (60) days from such notice.

For any Products, spare parts or installation equipment ordered by Distributor, Distributor shall make payment to Principal in EURO by means of wire transfer 68 days from the invoice date.

SECTION VI

GENERAL CONDITIONS AND DISTRIBUTION

A.            Principal Trade Names and Trademarks

The Distributor acknowledges that the words Ellipse and  DDD are the dominant features of the trade names of the Principal and that the marks Ellipse and DDD (“the Trademarks”) are the Principal trademarks for the Products manufactured and/or sold by the Principal. The Distributor acknowledges that the Trademarks are owned exclusively by Principal. Distributor agrees that it will not, in any manner, use the word DDD, or any imitation or variant thereof, as a part of the Distributor’s trade name, company or firm name, nor will it grant such use to any subsidiary or affiliate or to dealers, if any, appointed by the Distributor. The Distributor shall use the Trademarks on or in relation to the Products, but shall ensure that each reference to, and use of any of, the Trademarks by it is in the manner from time to time approved in writing by the Principal and, where required by the Principal, is accompanied by an acknowledgement in a form approved by the Principal that the Trademarks are trademarks of the Principal.

The Distributor shall not:

1.                                       Alter, remove, tamper with or obscure any trademarks, numbers, or any other means of identification used on or in relation to the Products.

2.                                       Use any of the Trademarks in any way which might prejudice their distinctiveness or validity or the goodwill of the Principal in them.

3.                                       Use any trademark other than the Trademarks in relation to the Products or spare parts for the products without obtaining the Principal’s prior written consent, or

4.                                       Use any marks in the Territory which so resemble any of the Trademarks as to be likely to cause confusion in the marketplace.

5.                                       Market the Ellipse systems under any other Principal name than Danish Dermatologic Development A/S (DDD).

Except for the right to use the Trademarks expressly granted under this clause, the Distributor acknowledges that it shall not acquire any rights in respect to the Trademarks and that all and any rights and goodwill which accrue in the Territory arising out of the use of the Trademarks shall vest in the Principal.

The Distributor shall, at the request of the Principal:

1.                                       Execute such registered user agreements or licenses in respect of the use of the Trademark in the Territory as the Principal may reasonably require.

2.                                      At principal’s expense, take such steps as the Principal may reasonably require to assist in maintaining the validity and enforceability of the Trademarks in the territory. The Distributor shall promptly and fully notify the Principal of any actual infringement in the Territory or any intellectual property of the Principal which comes to the Distributor’s notice, and of any claim by any third party that the sale of Products in the Territory may infringe the rights of any other person; and the Distributor shall, at the request and expense of the Principal, do all such things as may be reasonably required to assist the Principal in taking or resisting any proceedings in relation to such an infringement or claim.

B.            Product Changes

The Principal reserves the right from time to time in its absolute discretion, without thereby incurring any liability to the Distributor with respect to any purchase order theretofore transmitted or placed by the Distributor or otherwise, to discontinue or to limit its production of any Product(s) of model(s) thereof, to terminate or to limit deliveries of any such Product(s) or model(s), the production of which is so discontinued or limited, to alter the design or construction of any such Product(s) or model(s).

C.            Private Information

The Distributor shall keep confidential, during the term of this Agreement and for three years thereafter, all trade secrets and proprietary, and confidential information pertaining to Product(s) furnished to it by the Principal and shall return all copies of all documents containing this information to the Principal on expiration or termination of this Agreement. The provisions of this clause shall not apply to any information which was or becomes known to the public or which is contained in any printed publications made available to customers.

D.            Export Controls

The Principal’s obligation hereunder shall be at all times subject to the export administration and control laws and regulations of the Danish Government, and any amendment thereof. The Distributor agrees that, with respect to the resale or any other disposition of products and any printed commercial and technical data and information supplied by the Principal, the Distributor shall, where necessary, comply fully with the export administration and control laws and regulations of Denmark, and any amendments of such laws and regulations, to the extent those laws and regulations apply in and/or are not in conflict with the laws and regulations of the Territory.

E.             Regulatory Compliance and Approvals

The parties hereto agree that it will be the responsibility of the Principal to obtain and maintain required FDA clearances. It is the responsibility of the Distributor to obtain  other local regulatory approvals and required registrations with respect to the sale of Products in Territory. Distributor will be responsible for filling out and sending standard forms needed for CE compliance to Principal. Principal agrees to provide such information and assistance as is reasonable and necessary, including forms to be used for reporting.

Principal sells the Products to Distributor under the assumption that Distributor adheres to relevant legislation,  rules and regulations for the sale and use of  the Products in the Territory.

Distributor agrees to defend and hold Principal harmless from and against any and all claims, liabilities, penalties, damages, demands and expenses which may arise because the Products have been sold to and used by persons who may not use the Products, according to relevant legislation, rules and regulations in the Territory.

F.             Relationship of Parties and Controlling Laws

1.                                       This Agreement is non-assignable. The Distributor is an independent contractor to the Principal. It is understood that the Distributor and/or its agents, subsidiaries, affiliates and employees are in no way the legal representative, agent or employees of the Principal for any purposes whatsoever and the Distributor shall not hold them out as such, and they shall have no right or authority to assume or create, in writing, or otherwise, any obligation of any kind, expressed or implied, in the name of or on behalf of the Principal. The Principal reserves the right to determine in its sole discretion the acceptability of any order or contract provision proposed by the Distributor.

2.                                       Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration, which Rules are deemed to be incorporated by reference into this clause. The tribunal shall consist of three arbitrators. The place of arbitration shall be London, England. The language of the arbitration shall be the English language. The result of the arbitration and the award shall be final and binding on all parties and each agrees not to seek judicial review or bring suit except for the purpose of enforcement of the arbitration award. The prevailing party in any arbitration proceeding brought by one party against the other shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including arbitration fees and reasonable attorney’s fees.

Principal stipulates and represents that, to its knowledge and information, this Agreement is in compliance with all laws and regulations of Denmark.  Distributor stipulates and represents that, to its knowledge and information, this Agreement is in compliance with all laws and regulations of the USA. In the event any clause or any part of any clause contained in this Agreement shall be determined to be invalid or unenforceable, but which clause or part of the clause would be valid if it were modified in some way, the parties shall agree to such reasonable modification as may be necessary to make it valid and effective.

The governing law of this contract shall be the substantive law (both statutory law and common law, but without regard to principles of conflicts of law) of the United Kingdom.

G.            Limitation of Liability & Product Liability

In no event shall the Principal be liable to Distributor for consequential or special damages, and the Principal’s liability to Distributor on any claim, whether in contract tort (including negligence and strict liability) or otherwise (including indirect or incidental), for any loss or damage arising out of, connected with, or resulting from this Agreement, shall in no case exceed the price allocable to the Product(s), or parts thereof, to which the claim relates.

The limitation of liability described above does not apply if a product liability claim for damages is lodged by a third party against one of the parties of this Agreement.

If such a claim is instituted by a third party, the parties of this Agreement shall in good faith :

•        investigate or research the causes of the accidents, occurrences, injuries or losses affecting any person or property as a result of the manner in which the Products are designed, manufactured, treated, fabricated, constructed, packaged, delivered, sold or used, and use its best effort to correct or eliminate such causes within a reasonable period;

•            provide the accused party reasonable assistance which is necessary for the accused party’s defense to such claim, suit or action in relation to the Products sold by Principal to Distributor.

•            discuss and agree on the continuation or discontinuation of the sales and marketing of the Product in the Territory.

If one of the parties incurs liability towards any third party for damages, to body or property, the liability between Principal and Distributor shall be settled by arbitration in accordance with Section VI, Article F of the Distribution Agreement.

Subject to the articles and limitations set out in this section G, the Principal shall be liable for such product liability to the extent that it is proven that the loss, death or injury is caused by failure or negligence committed by the Principal.

The Principal will not be responsible for indemnifying the Distributor to the extent that product liability arises out of failure or negligence committed by the Distributor.

The Distributor will not be responsible for indemnifying the Principal to the extent that product liability arises out of failure or negligence committed by the Prinicpal.

The parties shall obtain and maintain, at their own expense, product liability insurance to cover any and all losses, damages, liabilities, penalties, claims, demands, suits or actions, and related costs and expenses of any kind for injury to body or property, suffered by any person or entity, arising out of the Products.

Principal cannot take any responsibility for the safe and efficient function of the product(s) if the service of the products have been performed by use of spare parts or refurbishments not provided by Principal – or if the service has been performed by personnel who has not been trained by Principal.

H.            Patent Infringement Claims

*

To the best knowledge of the Parties, none of the intellectual property rights related to the products infringe any third party rights.  However neither of the Parties make any warranty or representation to that effect.

Should a patent infringement claim be lodged against one or both of the Parties to this Agreement, the Parties agree to:

•        Immediately inform the other Party of such claim

•        In good faith discuss continuing or stopping marketing and sales of the Product in the Territory

•        In good faith discuss obtaining a patent license agreement for the Product in the Territory

•        Principal will pay the legal costs of such possible litigation and consequently Principal has the final say with respect to the response to such possible patent infringement claims.

*

As it relates to patent infringements claims, it is agreed that neither party will indemnify the other.

I.              Termination

1.                                       After the initial 36 months of this Agreement, either party shall have the right to terminate the Agreement for any reason by giving six months written notice.

2.                                       Either party shall have the right to terminate this Agreement immediately in the event that the other fails to cure a material breach of any of the terms or conditions of this Agreement to the satisfaction of the first party within 30 days after service of written notice regarding remedy of that breach.

3.                                       Either party shall have the right to terminate this Agreement immediately, at any time, by notice to the other, in the event of insolvency or bankruptcy or the like of the other party, without the need to resort to formal legal proceedings.

4.                                       Either party shall have the right to terminate upon 90 days’ advance written notice if there occurs a material change in legal or beneficial ownership, control or management of the other party, including acquisition or merger by the other party. For purposes of this Agreement, a change in majority share ownership or control shall be deemed material.

Principal shall also have the option to terminate the Agreement with ninety (90) days’ advance written notice to Distributor if a third party obtains control of more than 50% of the shares of Principal.

5.                                       Failure of the Distributor to meet mutually agreed upon sales goals shall provide Principal with the option to terminate the Agreement with ninety (90) days’ notice. Sales goals for this Agreement are described in Appendix D, attached hereto and made part hereof, and shall be established on an annual basis thereafter upon renewal, if any, of this Agreement.

6.                                       Upon Termination of this Agreement for any cause:

a.                                       Distributor shall immediately cease to use Principal’s name and logo or the trade names in connection with its business;

b.                                      Distributor shall not be entitled to any separation compensation.

7.                                       Termination of this Agreement shall not relieve Distributor from any obligations to pay sums due Principal and vice versa.

8.                                       Distributor agrees that it shall not be entitled to any payments for development of clientele distribution/service network, loss of anticipated profit nor any associated business costs.

9.                                       Upon termination by either party, all sales and service records and literature, customer lists, and unpaid demonstration equipment and, at the sole discretion of Principal, Products which have not been paid for in full, shall be turned over to the Principal free of charge. Principal will designate disposition of its property and assume responsibility for transportation charges.

10.                                 Upon termination by either party, Principal is obliged to repurchase from Distributor Products owned by Distributor and used by Distributor for demonstration purposes. The repurchase price is as follows: less than 6 months old: 100% of purchase price; 6-12 months: 75%; 12-18 months: 50%; 18-24 months: 25%; more than 24 months: Free of charge.

11.                                In the event Distributor is unable to perform service to the satisfaction of     customers as reported to Principal, Principal reserves the right to cancel service responsibility of this Agreement. Such cancellation would result in change in distribution net prices to reflect distribution responsibilities limited to sales and application support.

12.                                Upon termination of this Agreement, by either party, Distributor and Principal agrees to find solutions, acceptable to the customers, for continued service and maintenance of the products sold and installed by Distributor in the Territory. Principal is committed to take over the service and maintenance responsibility in the Territory. Distributor is committed to provide Principal with complete service records, including list of customers, no later than one week after termination.

13.                                Conditions beyond control of parties. Neither party to the Agreement shall be held liable for failure to comply with any of the terms of this Agreement when such failure has been caused solely by fire, labor dispute, strike, war, insurrection, government restrictions, force majeure, or act of God beyond the control and without fault on the part of the party involved, provided such party uses due diligence to remedy such default.

J.             Renewal

Prior to ninety (90) days from expiration of the Agreement, a renewal of this Agreement shall be negotiated, including defining mutually acceptable sales goals for the new period of the Agreement.

K.            Failure to Enforce

The failure of either party to enforce at any time, or for any period of time, the provisions hereof in accordance with its terms shall not be construed to be a waiver of such provision or of the rights of such party thereafter to enforce each and every such provision.

L.             Notices

Except as provided in Paragraph G of this Section VI, notices between parties shall be in the English language and shall be deemed to be validly given if transmitted by telegraph, telex, facsimile, electronic mail or in writing to the other party at the address indicated in Section I of this Agreement and after confirmation of the receipt thereof by the other party. Notwithstanding the foregoing, confirmation is not a necessary requirement for the validity of notice, if such notice or other communication were sent by registered mail. Either party may change its address by giving notice thereof to the other party. Nothing in this paragraph shall be deemed to modify in any way the notice requirements set forth in Paragraph G of this Section VI.

M.           Execution and Modification

This Agreement contains the entire and only Agreement between the parties respecting sale to and the purchase, distribution and servicing by the Distributor of any product(s), and any representations, terms or conditions relating thereto or in connection therewith not incorporated herein shall not be binding upon either party.

Danish Dermatologic Development A/S		Candela Corporation, Inc.

By:		By:
(Authorized Signature)		(Authorized Signature)

Title:	Sales Director	Title:	President & CEO

Printed Name:	Gunnar Hallsson	Printed Name:	Gerard Puorro
Date:	January 28, 2005	Date:	January 28, 2005

Appendices to this Agreement:

A: Description of Products and Transfer Prices to Distributor

B: Accessories, Service Spare Parts and Refurbishment

C: Minimum Technical Personnel Requirements

D: Sales Goals Mutually Agreed

E: Product Warranties

F: Spare Parts

Appendix A: Description of Products and Transfer price to Distributor:

*

Qty	Description	EURO
*	*	*
*	*	*
*	*	*
*	*	*

The transfer price, * Euro, is based on a USD/Euro exchange rate of 1,3. As long as the exchange rate remains in the 1,2 – 1,4 range the transfer price remains unchanged. If the exchange rate moves outside the above band, the following transfer price adjustment, based on 50/50 “pain/gain share”, will apply (also beyond the lower and upper limit examples given in the table below):

Rate	TP €	TP US $equiv.
1,00-1,04	*	*
1,05-1,09	*	*
1,10-1,14	*	*
1,15-1,19	*	*
1,20	*	*
1,25	*	*
1,30	*	*
1,35	*	*
1,40	*	*
1,41-1,45	*	*
1,46-1,50	*	*
1,51-1,55	*	*
1,56-1,60	*	*

All systems will be invoiced @ * Euro. At the end of each calendar quarter the average USD/Euro exchange rate for the quarter is calculated based on http://www.x-rates.com. If the average rate was outside the 1,20-1,40 band the appropriate adjustment is applied to all system invoices for the quarter. Principal issues a credit note to Distributor if the rate was 1,41 or more. If the rate was 1,19 or less Principal invoices Distributor for the difference.

Options to *

Qty	Description	EURO
*	*	*
*	*	*

Appendix B: Accessories, Service Spare Parts and Refurbishment.

The warranty for the system is only valid if spare parts, accessories and consumables used are original parts and consumables delivered from DDD.

Prices of Accessories, Consumables and Spare Parts are according to current pricelist.

Refurbishment of applicators:

The Applicator is not covered by a warranty. The light source and filter in the applicator are consumables that wear down during use (depending on the settings) and have a limited lifetime. Therefore the applicator needs to be refurbished. Refurbishments are charged as follows:

*

When an applicator is returned for refurbishment, it must be accompanied by a written order stating the applicator serial number. A floppy disc containing the number of shots released by the applicator must be enclosed with the order. If the diskette is not enclosed, the refurbishment will be charged at EURO * transfer price.

The Parties agree that refurbishments will be performed by Distributor soonest possible. Principal will supply, at cost plus a * handling fee, all tools and instruments required for performing said refurbishments. Distributor will send technical personnel for training at Principal’s facilities.

Distributor will purchase all consumables/parts needed for the refurbishments from Principal as per Principal’s distributor price list.

Appendix C: Minimum Technical Personnel Requirements.

Distributor must have technical personnel employed - alternatively have external engineers contractually engaged - to perform systems installation, post installation training, software upgrades and field service on the products.

Systems installation, post installation training, software upgrades and field service on the products can only be performed by Technical Personal trained by DDD or duly authorized trainers from Candela’s Tech Support group.

The number of technically skilled persons available must at all times be sufficient to respond to customer requests for support and / or service as well as any problem affecting safety of use no later than 24 hours after a customer call. In case of injuries and / or operational problems affecting safety, which have caused or could have caused injury, Distributor must notify DDD within 24 hours. The reporting must be according to the PMS and Vigilance requirements specified in the Council Directive 93/42/EEC of 14 June 1993 concerning medical devices. For this reporting the distributor must use the DDD Customer Complaint Report and the DDD Initial Incident Report procedures. DDD will train Distributor and provide these procedures during service training sessions. Distributor must be able to offer service contracts to the customers.

The technical personnel must attend service training sessions scheduled by Principal - typically once per year or duly authorized trainers from Candela’s Tech Support group.   In addition Distributor can request unscheduled training sessions for personnel at Principal´s site which will be carried out at Principal´s sole discretion. Travel costs are borne by Distributor while accommodation and meal costs are borne by Principal.

The Distributor Technical Personnel will need the following basic skills / education:

•             Thorough understanding of analog and digital electronic hardware.

•             Software expertise - at minimum on PC software “super user” level.

•             Ability to understand, read and communicate in English language.

•             Based on the above basic skills and after having participated in service training classes the technical personnel must be capable of identifying and correcting system failures on a module level.

Neither sales staff nor technical staffs from the Distributor are allowed to take responsibility for patient treatments and no modifications to the product hardware or software must be made without written consent from Principal.

Appendix D: Sales Goals mutually agreed to.

*

Appendix E: Product Warranties

For twelve (12) months from its date of installation by Distributor, Principal warrants each respective product and all other parts (for example service spare parts) delivered by Principal to be free from defects in manufacture, performance, material and workmanship.

The warranty is only valid if the products have been transported, installed, handled, operated, maintained and serviced according to the instructions and the operators and service manuals provided by Principal.

The twelve months warranty does not cover wear of the Applicators. The light source and the filters in the Applicators are consumables which are known to have a limited lifetime which depends on energy levels and pulse times selected for the individual treatment options.

The warranties described above are only valid if spare parts and consumables which may have been used before the end of the warranty period are original parts and consumables delivered from Principal.

Distributor will provide quarterly summary installation report with serial number and installation date.

Terms and conditions for credit relating to repair products under this warranty is given in Section II, 5 of this agreement.

Appendix F: Spare Parts

(to be specified).